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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company

If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

ENHANCED MATURITY EXTENSION RIDER

Definitions - "Insured" means the insured named in the policy to which this rider is attached.

"Maturity Date" means the policy anniversary nearest the Insured's 95th birthday.

The Benefit - Subject to the provisions and limitations of this Rider, you may extend coverage beyond the original Maturity Date of the Policy until the date death proceeds become payable.

The base death benefit upon death on and after the original Maturity Date will be equal to the Death Benefit as determined under the Policy (see Death Proceeds -- Death Benefit Options section 8) using 101% as the applicable percentage of cash value.

Election to extend the Maturity Date may be made by sending written request to our Administrative Office. The election must be received by us at least 30 days but no more than 90 days before the original Maturity Date.

 After the original Maturity Date, monthly deductions will no longer be deducted from the Policy's Fund Value and, additional premiums will no longer be accepted except as needed to keep the policy from lapsing.

 Rider Cost - The monthly cost of this rider is deducted from the Fund Value on each Monthly Anniversary Day prior to the Maturity Date. The monthly rates for this Rider are shown in Section 2 or in a supplement to this rider.

 Rider Termination - This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows the date we receive written request to end it;
(b)  the date the Policy goes out of force; or
(c)  the date death proceeds become payable.

Policy Loans and partial Withdrawals and transfers among funds can continue to be made after Age 95.

On or after its end, this Rider will have no force.

The effective date of this Rider is the Date of Issue of the Policy.

Attached on its Date of Issue.





 LEE M. SMITH, Secretary


THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 95 UNDER FEDERAL TAX LAW, MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES AND A TAX ADVISOR SHOULD BE CONSULTED BEFORE YOU CHOOSE TO CONTINUE THE POLICY AFTER AGE 95.